EXHIBIT 11.18

                                    AGREEMENT

         This is an agreement between Adorno & Yoss, P.A. ("AY") and Interactive Brand Development, Inc. (the "COMPANY").

         WHEREAS, AY has been rendering legal services for more than the past two years;

         WHEREAS, through November 30, 2004, AY is owed for legal services rendered and costs in the amount of $152,361;

         WHEREAS, it is anticipated that additional services will be rendered through the balance of the 2004 calendar year in an amount of not less than $20,000;

         WHEREAS, the COMPANY wishes to satisfy all or a portion of the outstanding obligation with the delivery of shares of its common stock;

         NOW, THEREFORE, the parties agree as follows:

         1. CONSIDERATION. In consideration for the legal services and costs incurred through November 30, 2004 and additional legal services and costs to be incurred through the balance of the 2004 calendar year (the "Services"), the COMPANY hereby agrees to deliver 500,000 shares of its common stock to AY (the "SHARES").

         2. THE SHARES. The SHARES shall be duly authorized and validly issued by the COMPANY and free of all liens or claims except that the Shares are restricted securities as defined by federal securities laws.

         3. ADJUSTMENT.

                  (a) If the proceeds from the sale of the SHARES shall be less than 90% of the amount of the SERVICES, the COMPANY shall satisfy the difference, if any, in cash or shares which are covered by a registration statement.

                  (b) If the proceeds from the sale of the SHARES shall be more than 125% of the amount of the SERVICES, the COMPANY shall receive a credit against SERVICES of 50% of the excess proceeds but not to exceed $50,000.

         4. AMEX APPROVAL. The issuance and delivery of the shares is subject to Amex approval.

                                           INTERACTIVE BRAND DEVELOPMENT, INC.

                                           By:  /s/ Steve Markley
                                           ----------------------
                                           Name:  Steve Markley
                                           Its:  Chief Executive Officer

                                           ADORNO & YOSS, P.A.

                                           /s/ Charles B. Pearlman
                                           -----------------------
                                           Charles B. Pearlman

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                                    AGREEMENT

         This is an agreement between Adorno & Yoss, P.A. ("AY") and Interactive Brand Development, Inc. (the "COMPANY") made this first day of December 2004.

         WHEREAS, AY rendered various legal services in December 2002 and January 2003 for which it has not been compensated ("SERVICES");

         WHEREAS, in lieu of cash compensation AY has agreed to accept 10,000 shares of the COMPANY'S common stock;

         NOW, THEREFORE, the parties agree as follows:

         1. PAYMENT IN STOCK. In consideration for the SERVICES, AY shall accept 10,000 shares of the Company's common stock.

         2. DELIVERY OF STOCK. The 10,000 shares shall be delivered free and clear of all liens and claims except that AY acknowledges that the shares of stock are restricted securities.

         3. AMEX APPROVAL. The issuance and delivery of the shares is subject to Amex approval.

                                        INTERACTIVE BRAND DEVELOPMENT, INC.



                                        By:  /s/Steve Markley
                                        ---------------------
                                        Name:  Steve Markley
                                        Its: President


                                        ADORNO & YOSS, P.A.


                                        BY: /s/Charles Pearlman
                                        -----------------------
                                        Charles B. Pearlman